Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Public Service Company of Oklahoma for the registration of Public Service Company of Oklahoma Senior Notes, Series G, due 2047, in the Registration Statement on Form S-3 (No. 333-133548) and to the use of our report dated February 2, 2007, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, included in this Form 8-K of Public Service Company of Oklahoma, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement.

/s/ Ernst & Young LLP

New York, New York
October 15, 2007